Exhibit 3.2

CERTIFICATE OF AMENDMENT

to the

RESTATED CERTIFICATE OF INCORPORATION

of

EDGE PETROLEUM CORPORATION

Edge Petroleum Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the ”DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Restated Certificate of Incorporation, as heretofore amended (the “Certificate of Incorporation”), as described below, and does hereby further certify that:

1.             The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation as described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Sections 242 and 228 of the DGCL.

2.             The Certificate of Incorporation is hereby amended by deleting Article Fourth thereof and replacing in lieu thereof a new Article Fourth reading in its entirety as follows:

FOURTH:               The aggregate number of shares of capital stock that the Corporation shall have authority to issue is Thirty Million (30,000,000), divided into Twenty-five Million (25,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”)  may from time to time determine.  Each share of Common Stock shall be entitled to one vote.

The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors.  The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Directors’ Resolution.”  The Board of Directors is hereby authorized to fix and determine the powers, designations, preferences, and relative, participating, optional or other rights (including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors’ Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors’ Resolution.

No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have a preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Directors’ Resolution with respect to a series of Preferred Stock.  Furthermore, Common Stock is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.

Cumulative voting of shares of any class or series of capital stock having voting rights is prohibited unless specifically provided for in a Directors’ Resolution with respect to a series of Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed this 31st day of January, 1997.

EDGE PETROLEUM CORPORATION
By:	/s/ John E. Calaway
John E. Calaway
Chief Executive Office